SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No._______)


                                  GeoEye, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   37250W108

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 May 9, 2008

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37250W108                  13G                    Page __ of___ Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Deephaven Capital Management LLC
41-1908497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [No]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           949,543
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         949,543
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


949,543
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


5.28%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
IA

Deephaven is the investment manager to one or more private funds and/or separately managed accounts, including Deephaven Distressed Opportunities Trading Ltd. (collectively, the "Funds"). As investment manager to the Funds, Deephaven has full voting and dispositive power with respect to the 793,943 shares of the common stock of the Issuer ("Common Stock") held directly by the funds and written exchange traded options equal to 155,600 shares, which include 772,820 shares of common Stock and written exchange trades options eqaul to 153,700 shares held directly by Deephaven Distressed Opportunities Trading Ltd. Deephaven disclaims beneficial ownership of such shares of Common Stock and written exchange traded options except to the extent of its pecuniary interest in such shares.
________________________________________________________________________________

CUSIP No. 37250W108                 13G                    Page __ of___ Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Deephaven Distressed Opportunities Trading Ltd.
41-1963795
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [No]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


British Virgin Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          926,520
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            926,520
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


926,520
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


5.15%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
OO

The principal business of Deephaven Distressed Opportunities Trading Ltd. is to serve as an investment fund under the direction of its investment manager, Deephaven Capital Management LLC. Total includes 772,820 shares of common stock and written exchange traded options equaling 153,700 shares.
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 37250W108                  13G                    Page __ of __ Pages



Item 1(a).  Name of Issuer:


            GeoEye, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            21700 Atlantic Boulevard
            Dulles, VA   20166

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Deephaven Capital Management LLC, and
            Deephaven Distressed Opportunities Trading Ltd.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business office of Deephaven Capital Management LLC is:

            130 Cheshire Lane, Suite 102, Minnetonka, MN  55305

            The principal business office of Deephaven Distressed Opportunities Trading Ltd. is:

            HWR Services, Craigmuir Chambers, P.O. Box 71, Road Town Tortola, British Virgin Islands
            ____________________________________________________________________

Item 2(c).  Citizenship:

            Deephaven Capital Management LLC is a Delaware limited liability company

            Deephaven Event Trading Ltd. is a British Virgin
            Islands exempted company
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common and rights to Common Shares through Written Exchange Traded Options.
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            37250W108
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 37250W108                  13G                    Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          949,543
          ______________________________________________________________________

     (b)  Percent of class:
          5.28%
          This percentage was determined by dividing 949,543 (cumulative of Common Stock plus written exchange traded options) by the sum of 17,993,287 shares of Common Stock outstanding as of May 9, 2008, based upon the Issuer's Form 10-Q filed on May 9, 2008 with the Securities and Exchange Commission pursuant to Section 13 or 15 (D)
          of the Securities Exchange Act of 1934.
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:
                                                          949,543
          (i)   Sole power to vote or to direct the vote_______________________,

                                                            0
          (ii)  Shared power to vote or to direct the vote_____________________,

                                                                      949,543
          (iii) Sole power to dispose or to direct the disposition of__________,

                                                                         0
          (iv)  Shared power to dispose or to direct the disposition of________



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         N/A
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


          N/A
          ______________________________________________________________________

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    May 15, 2008
                                        ----------------------------------------
                                                        (Date)


                                                  /s/Thomas Wagner
                                        ----------------------------------------
                                                      (Signature)


                                                 Chief Compliance Officer
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).